Exhibit 10.16

February 25, 2015

Mr. Brian G. Sweeney
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714

Re:	Employment Agreement
Dear Brian:
This letter will confirm the agreement of Cablevision Systems Corporation (the “Company”) and you to amend your existing employment agreement, dated as of April 7, 2014, between you and the Company (the “Existing Employment Agreement”).
1.Section 1 of the Existing Employment Agreement is hereby modified to read in full as follows:
“From the date hereof until February 28, 2015, your title will continue to be President. Effective March 1, 2015, your title will be President and Chief Financial Officer, and you will continue to report directly to the Chief Executive Officer of the Company. You agree to continue to devote your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law. As President and Chief Financial Officer of the Company, your responsibilities and authority will include: (i) responsibility for all of the Company’s financial and accounting functions, including without limitation, financial planning and reporting (including overall company budgeting), tax, treasury, investor relations and internal audit; (ii) oversight of the Company’s relationship with the Audit Committee of the Board of Directors of the Company, including timely reporting of material issues within the purview of the Audit Committee; (iii) developing overall company strategy and policy and providing operating oversight across the Company’s business units, all in conjunction with other Similarly Situated Executives (as defined below); and (iv) direct management of certain business units, which as of the date hereof include the Company's Lightpath, Newsday and News12 businesses.”
2.The last sentence of Section 2 of the Existing Employment Agreement is hereby modified by deleting the phrase “Chief Financial Officer”.
3.The Existing Employment Agreement together with this letter agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

If the foregoing correctly sets forth your understanding, kindly execute a counterpart of this letter in the place provided below whereupon this letter shall become a binding agreement between you and the undersigned.

CABLEVISION SYSTEMS CORPORATION

/s/ James L. Dolan
By: James L. Dolan
Title: Chief Executive Officer

Accepted and Agreed:
/s/ Brian G. Sweeney
Brian G. Sweeney